Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT

MSC Industrial Direct Co. Inc., a New York corporation (the “Company”), and Jeffrey Kaczka, an individual (“Executive”), have entered into this Retirement and Transition Agreement (this “Retirement Agreement”) this 2nd day of December, 2014, which is the date of the last signature hereto. In consideration of the mutual promises contained in this Retirement Agreement, the parties agree as follows:

1.          Retirement From Employment; Transition Period.

(a)          The Company and Executive hereby agree that Executive shall continue to serve as the Company’s Executive Vice President and Chief Financial Officer until the effective date of the appointment by the Company’s Board of Directors of a successor Chief Financial Officer of the Company, but not later than August 29, 2015 (the “Retirement Date”). Effective the Retirement Date, Executive shall resign from his position as Executive Vice President and Chief Financial Officer of the Company, as well as all other positions that Executive may hold as an officer and/or director of any of the Company’s subsidiaries or affiliates or as a fiduciary of any benefit plans of the Company and its subsidiaries. Executive will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation of such positions. In accordance with its regular payroll practices, after the Retirement Date, the Company will pay Executive all earned but unpaid salary earned by Executive through the Retirement Date, and compensation for all accrued but unused vacation days. In addition, the Company will reimburse Executive for all business expenses incurred on behalf of the Company through the Retirement Date, in accordance with the Company’s policies with respect to the reimbursement of expenses.

(b)          During the period commencing on the date hereof through the Retirement Date (the “Transition Period”) (i) Executive shall be entitled to continue to receive a base salary at a rate equal to his current base salary rate of $428,645, payable in accordance with the Company’s regular payroll practices, and (ii) Executive (and his eligible beneficiaries) shall be entitled to continue to participate in all retirement savings, medical, dental, life insurance and other employee welfare plans in which he (and/or his eligible beneficiaries) currently participates, all to the extent Executive remains eligible under the terms of such plans and subject to the terms and conditions of such plans as may be in effect from time to time.

2.          Payments and Other Consideration. If Executive executes and does not revoke this Retirement Agreement during the revocation period described in Section 19 hereof, and if Executive re-signs this Retirement Agreement on, or within twenty-one (21) days following, the Retirement Date and does not revoke this Retirement Agreement during the second revocation period described in Section 19 hereof (i.e., running from the re-signing date) (the “Second Revocation Period”), Executive will be entitled to the following retention payments and benefits, subject to compliance by Executive with the terms and conditions of this Retirement Agreement, including without limitation, the terms and conditions set forth in Sections 1(a), 5 and 6 hereof, as well as all Company policies and other agreements binding on Executive, including the Company’s Executive Incentive Compensation Recoupment Policy (which shall remain applicable to Executive in accordance with its terms), the Incentive Plan (as hereinafter defined) and the stock options and restricted stock awards granted under the Incentive Plan. Executive acknowledges and agrees that, under the terms of this Retirement Agreement, he is receiving consideration beyond that which he would otherwise be entitled and which, but for the mutual covenants set forth in this Retirement Agreement, the Company would not otherwise be obligated to provide. It is expressly acknowledged and agreed that if Executive revokes this Retirement Agreement during either of the revocation periods described in Section 19 hereof, all provisions of this Retirement Agreement shall be null and void ab initio, and Executive shall not be entitled to any of the payments or other benefits provided in this Retirement Agreement:

1

(a)          In the event that the Retirement Date occurs prior to August 29, 2015, Executive shall continue to be entitled to receive payments for the period from the Retirement Date through August 29, 2015 at a rate equal to his current base salary rate of $428,645, payable in accordance with the Company’s regular payroll practices. The first of these payments (which will include any installments that otherwise would have been made prior to the end of the Second Revocation Period) shall be made on the Company’s first regular payroll date after the Second Revocation Period.

(b)          The Company will pay Executive $360,000 promptly after the Second Revocation Period.

(c)          The Company will pay Executive $175,000 on each of the first and second anniversary dates of the Retirement Date.

(d)          If Executive timely elects under the provisions of COBRA to continue his group health plan coverage that is in effect on the Retirement Date, and in the event that the Retirement Date occurs prior to August 29, 2015, such continuation coverage shall be at the Company’s expense for the period through August 29, 2015, provided that Executive continues to be eligible for COBRA coverage.

(e)          Executive has been granted stock options and restricted stock awards under the Company’s 2005 Omnibus Incentive Plan (the “Incentive Plan”). Executive’s vested stock options will continue to be exercisable in accordance with the Incentive Plan until 30 days following the Retirement Date (subject to tolling for any period during which the Company’s trading window is closed); and all of the Executive’s unvested stock options shall terminate as of the Retirement Date. All of the Executive’s unvested restricted stock shall terminate as of the Retirement Date, provided that if the Retirement Date occurs prior to March 29, 2015, the vesting of 1,124 restricted shares which would have occurred on March 29, 2015 shall be accelerated to the Retirement Date.

(f)          Executive will have no right to receive any annual incentive bonus in respect of the Company’s fiscal year 2015.

(g)          In the event there is a Change in Control (as defined in the Incentive Plan) after the Retirement Date and prior to the time that all payments under paragraphs (a), (b) and (c) above have been made, any remaining payments shall be accelerated and made immediately prior to the Change in Control; provided, however, that such payments will not be accelerated upon a Change in Control that does not constitute a permissible payment event under Section 409A (as hereinafter defined).

2

3.          General Release of Claims; No Admission.

(a)          In consideration for the payments and benefits set forth in Section 2 above, Executive on his own behalf and on behalf of his heirs, personal representatives, successors and assigns, does hereby forever release, remise and discharge the Company and its subsidiaries and affiliates, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions, causes of action, fees and liabilities of any kind or description whatsoever, known or unknown, suspected or unsuspected, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Executive now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Executive signs this Retirement Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Executive’s employment by the Company and its subsidiaries and affiliates, (B) Executive’s service as an officer or key employee, as the case may be, of the Company and its subsidiaries and affiliates, (C) any transaction prior to the date upon which Executive signs this Retirement Agreement and all effects, consequences, losses and damages relating thereto, (D) the services provided by Executive to the Company and its subsidiaries and affiliates, or (E) Executive’s termination of employment with the Company under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Older Workers’ Benefit Protection Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Lilly Ledbetter Fair Pay Act; The Genetic Information Nondiscrimination Act; The National Labor Relations Act; The Family and Medical Leave Act of 1993, as amended; The Civil Rights Act of 1866, as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation, ordinance or executive order; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b)          Notwithstanding the foregoing, nothing in this Retirement Agreement shall release or waive any rights or claims Executive may have: (i) under this Retirement Agreement; (ii) for indemnification under any written indemnification agreement by and between Executive and the Company and/or under applicable law or the Company’s charter or bylaws; (iii) under any applicable insurance coverage(s); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans applicable to Executive; or (v) for unemployment or state disability insurance benefits or participation in group benefit plans under COBRA. In addition, nothing in this Retirement Agreement shall preclude Executive from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or the equivalent state agency or otherwise complying with any legal requirements. However, while Executive may file a charge and participate in any proceeding conducted by the Equal Employment Opportunity Commission or the equivalent state agency, by signing this Retirement Agreement, Executive waives any right to bring a lawsuit against the Company or any of the Releasees and waives any right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission or equivalent state agency.

3

(c)          In addition, for the purpose of implementing a full and complete release and discharge of each and all of the Releasees, Executive expressly acknowledges that this Retirement Agreement is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time Executive signed this Retirement Agreement and this Retirement Agreement contemplates the extinguishment of all such claims.

(d)          Executive represents that Executive has not assigned or otherwise transferred any interest in any claim that is the subject of this Retirement Agreement.

4.          Affirmations.

(a)          Executive affirms that he has not filed or caused to be filed, and is not presently a party to any claim, complaint, or action against the Company or any of its subsidiaries or affiliates in any forum. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company.

(b)          Executive represents that he is not aware, to the best of Executive’s knowledge, of any conduct on Executive’s part that violated any law or otherwise exposed the Company or any of its subsidiaries or affiliates to any liability, whether criminal or civil, whether to any government, individual or other entity.

5.          Restrictive Covenants.

(a)          Confidentiality. Executive will not, at any time, use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by law or legal process, provided that, prior written notice of such required disclosure is provided to the Company and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made. As used in this Retirement Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the Company’s business, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. Confidential Information includes, without limitation, information relating to the Company’s products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulas, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. Confidential Information also includes proprietary and/or confidential information of the Company’s customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. Executive agrees to treat all such customer, supplier or trading partner information as Confidential Information hereunder.

4

(b)          Non-competition. Executive agrees that for a period of three years after the Retirement Date, Executive will not directly or indirectly, whether as an executive, officer, director, owner, shareholder, partner, associate, employee, consultant, advisor, contractor, joint venturer, manager, agent, representative or otherwise, work for a Competitor (as defined below) in any capacity that would involve: (a) the same or substantially similar functions or responsibilities to those Executive performed for the Company within two years before the Retirement Date; or (b) supervision over the same or substantially similar responsibilities to those Executive performed for the Company within two years before the Retirement Date; or (c) assisting a Competitor in decisions that involve or affect the same or a substantially similar area of operations to those Executive was involved in with the Company within two years before the Retirement Date. For purposes of this Retirement Agreement, a “Competitor” is any person (or branch, office or operation thereof) that engages in business that is competitive with the business activities of the Company through, but not limited to: (i) selling maintenance, repair and operating (MRO) supplies to North American businesses; (ii) selling metalworking supplies to North American businesses; (iii) providing MRO or metalworking supplies management services to North American businesses; (iv) aggregating information regarding MRO or metalworking supplies for the purpose of conducting business-to-business Internet commerce with North American businesses; or (v) MRO or metalworking supplies procurement services to North American businesses. The Competitors for purposes of this Retirement Agreement include, but are not limited to, the following companies and all their affiliates: Amazon.com, Inc., Applied Industrial Technologies, BlackHawk Industrial Distribution, Inc., Fastenal Company, The Hagemeyer Group, including Hagemeyer North America, Inc. and all Hagemeyer operating companies, Industrial Distribution Group, Inc., and all affiliated specialty distributors, Lawson Products, Inc., McMaster-Carr Supply Company, Motion Industries, Inc., W.W. Grainger, Inc., and Wesco International, Inc. For the avoidance of doubt, it is understood that Executive may have passive investments of less than 1% of the outstanding shares of a Competitor provided that Executive does not engage in any of the activities described in clauses (a) through (c) above.

(c)          Non-solicitation. Executive agrees that for a period of three years from the Retirement Date, Executive will not (a) in any capacity, directly or indirectly (including through another person), employ or solicit for employment any person who is then, or was at any time during the twelve (12) months immediately preceding the Retirement Date, an Associate, sales representative or agent of the Company or any present or future subsidiary or affiliate of the Company; or (b) on behalf of himself, or any other person, firm or corporation, solicit any customer of the Company or any of its affiliates with whom Executive had contact while working for the Company; nor will Executive in any way, directly or indirectly, for himself, or for any other person, firm, corporation or entity, divert, or take away any customer of the Company or its affiliates with whom Executive has had contact. For purposes of this paragraph, the term “contact” shall mean engaging in any communication, whether written or oral, with the customer or a representative of the customer, or obtaining any information with respect to such customer or customer representative.

5

(d)          Non-disparagement. Neither party will, at any time, take any action or make any public statement, including, without limitation, statements to individuals, subsequent employers, vendors, clients, customers, suppliers or licensors or the news media, that would disparage, defame or place in a negative light, the other party, any of its subsidiaries or affiliates, or any of their respective officers, directors, shareholders, employees, successors, business services or products; provided that nothing herein shall restrict either party from making statements in good faith that are required by applicable law (including a Form 8-K to be filed by the Company reporting Executive’s retirement and this Retirement Agreement) or by order of any court of competent jurisdiction.

(e)          Cooperation. Executive agrees to make himself reasonably available to the Company to respond to requests for information concerning litigation, regulatory inquiry or investigation, involving facts or events relating to the Company that may be within Executive’s knowledge, and with respect to transition matters. Executive will cooperate fully with the Company in connection with any pending or future litigation or investigatory matter brought by or against the Company to the extent that the Company reasonably deems Executive’s cooperation necessary or advisable. Executive acknowledges that such cooperation may include, but shall in no way be limited to, Executive being available for an interview with the Company or any of the other Releasees, or any of their attorneys or agents, providing to any of them upon their request any documents in Executive’s possession or under Executive’s control that may relate to the litigation or investigatory matter, and upon their request providing truthful sworn statements in connection with the litigation or investigatory matter. The Company will reimburse Executive for his reasonable out-of-pocket expenses incurred in connection with fulfilling Executive’s obligations under this Section 5(e).

(f)          For purposes of paragraphs 5(a) through (e) of this Retirement Agreement, “the Company” includes MSC Industrial Direct Co., Inc., and all of its subsidiaries and affiliates.

6.          Return of Personal Property. Executive will return to the Company no later than the Retirement Date all items of Company property in Executive’s possession or control, including any items containing Confidential Information and any tangible property including all automobiles, laptops, computers, PDAs, Blackberries, Smartphones, credit cards, entry cards, identification badges and keys, provided that Executive shall be permitted to port his cell phone number to another cell phone contract for which Executive is responsible.

7.          Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Retirement Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

6

To the Company:

MSC Industrial Direct Co., Inc.

75 Maxess Road

Melville, New York 11747-3151

Attention: General Counsel

Facsimile: (516) 812-1175

To Executive:

At the address contained in the Company’s personnel records provided that Executive may change his address at any time by giving the Company notice of such change in accordance with the notice provision of this Retirement Agreement.

8.          Governing Law; Arbitration. This Retirement Agreement shall be governed by and construed and enforced according to the laws of the State of New York, without regard to conflicts of laws principles thereof, unless preempted by federal law. Subject to the arbitration provisions in the following paragraph, the parties agree that the state and federal courts located in the State of New York, County of Suffolk, shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Retirement Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process; and (e) waive the right, if any, to a jury trial.

Any claims arising under or related to the Retirement Agreement shall be settled by binding arbitration pursuant to the rules of the American Arbitration Association under its Employment Arbitration Rules or such other rules as to which the parties may agree.  The arbitration shall take place in in the Borough of Manhattan in the City of New York, within 30 days following service of notice of such dispute by one party on the other.  The arbitration shall be conducted before a panel of three arbitrators, one to be selected by each of the parties and the third to be selected by the other two.  The panel of arbitrators shall have no authority to order a modification or amendment of the Retirement Agreement.  Except as provided below, Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising under the Retirement Agreement.  The parties expressly waive the right to a jury trial, and agree that the arbitrators’ award shall be final and binding on both parties, and shall not be appealable and may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or such party’s property as a basis of judgment and of the issuance of execution for its collection.  The Company and Executive agree that the sole disputes that are excepted from this paragraph are any actions seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 5 and 6 of this Retirement Agreement, which actions may be brought in addition to, or in place of, an arbitration proceeding in accordance with the first paragraph of this Section 8.

7

9.          Nonadmission of Wrongdoing. The parties agree that neither this Retirement Agreement nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind, or any obligation by the Company to make any payments referenced herein.

10.          Amendment; Waiver. This Retirement Agreement may not be modified, altered or changed except upon express written consent of both of the parties. The failure of any party to insist upon the performance of any of the terms and conditions in this Retirement Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Retirement Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Retirement Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

11.          Entire Agreement; No Representations. This Retirement Agreement sets forth the entire agreement between the parties hereto and supersedes any prior agreements or understandings between the parties concerning the subject matter of this Retirement Agreement, except as otherwise provided in this Retirement Agreement. Each party acknowledges that such party has not relied on any representations, promises, or agreements of any kind made to such party in connection with the other party’s decision to enter into this Retirement Agreement, except for those set forth in this Retirement Agreement.

12.          Severability. The parties agree that if any provision of this Retirement Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Retirement Agreement.

13.          Withholding for Taxes. The Company may withhold from any amounts payable hereunder all federal, state, city or other taxes as shall be required to be withheld pursuant to any applicable law or government regulation or ruling.

14.          Binding Effect; Assignment. This Retirement Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including, without limitation, any successor to the Company (and any payments and benefits provided in Section 2 to which Executive is entitled shall be automatically assigned to Executive’s estate in the event of Executive’s death). The parties represent and warrant that they have not transferred or assigned to any person or entity any rights or obligations herein. This Retirement Agreement is not assignable by either party without the prior written consent of the other, except that the Company may assign this Retirement Agreement to any assignee of or successor to substantially all of the business or assets of the Company or any direct or indirect subsidiary thereof without prior written consent of Executive.

15.          Counterparts. This Retirement Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The exchange of signed copies of this Retirement Agreement by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Retirement Agreement as to the parties and may be used in lieu of an original Retirement Agreement for all purposes. Signatures of the parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

8

16.          Section 409A.

(a)          To the extent applicable, amounts and other benefits payable under this Retirement Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, including the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) in accordance with one or more of the exemptions available under Section 409A. In this regard, each such payment hereunder that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii) shall be deemed a separate payment for purposes of Section 409A.

(b)          To the extent applicable, it is intended that this Retirement Agreement comply with the provisions of Section 409A. This Retirement Agreement shall be administered and interpreted in a manner consistent with this intent.

(c)          Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A, on the date of his retirement and therefore to the extent necessary to comply with Section 409A, amounts payable to Executive hereunder are to be paid or made available on the earlier of (a) the first business day after the expiration of six (6) months from the date of Executive’s retirement and (b) Executive’s death.

(d)          For purposes of Section 409A, any payments or benefits provided under this Retirement Agreement shall be separate payments and not one of a series of payments. Additionally, the following rules shall apply to any obligation to reimburse an expense or provide an in-kind benefit that is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e)          The Company neither represents nor warrants the tax treatment under any federal, state, local or foreign laws or regulations thereunder (collectively, the “Tax Laws”) of any payments or benefits provided by this Retirement Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

17.          Captions; Drafter Protection. This Retirement Agreement’s headings and captions are provided for reference and convenience only, and will not be employed in the construction of this Retirement Agreement. It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, shall not apply to this Retirement Agreement.

9

18.          Consultation with Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Retirement Agreement, and Executive has had an opportunity to consult with an attorney, (b) Executive has carefully read and fully understands all of the provisions of this Retirement Agreement, (c) Executive is entering into this Retirement Agreement, including the releases set forth in Section 3, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to any of the benefits described in 2 in the absence of this Retirement Agreement.

19.          Revocation. Executive acknowledges that (i) Executive has been given twenty-one (21) calendar days to consider the terms of this Retirement Agreement, although Executive may sign it sooner and (ii) Executive will have twenty-one (21) calendar days to consider re-signing this Retirement Agreement following the Retirement Date, although Executive may re-sign it sooner. In the event the Executive elects to sign or re-sign this Retirement Agreement prior to the end of either or both of these twenty-one (21) calendar day periods, Executive agrees that it is a knowing and voluntary waiver of his right to wait the full twenty-one (21) days. Executive will have seven (7) calendar days from the date on which Executive signs this Retirement Agreement to revoke Executive’s consent to the terms of this Retirement Agreement and seven (7) calendar days from the date on which Executive re-signs this Retirement Agreement to revoke Executive’s consent to his reaffirmation that the releases and waivers encompass all conduct during the Transition Period. Such revocation must be in writing and sent by hand delivery or facsimile to MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747-3151, Attention: General Counsel, Fax: 516-812-1175. Notice of such revocation must be received within the seven (7) calendar day periods referenced above. In the event of such revocation by Executive, Executive will not have any rights under Section 2 of this Retirement Agreement, provided further that in the event Executive revokes this Retirement Agreement within seven (7) calendar days from the date on which Executive first signs this Retirement Agreement, this Retirement Agreement will not become effective.

10

IN WITNESS WHEREOF, the parties have executed this Retirement Agreement on the respective dates set forth below.

COMPANY:

MSC INDUSTRIAL DIRECT CO., INC.

Dated: December 2, 2014	By:	/s/ Erik Gershwind
	Name: Title:	Erik Gershwind President and Chief Executive Officer

EXECUTIVE:

Dated: December 2, 2014	/s/ Jeffrey Kaczka
Jeffrey Kaczka, an individual

11

BY SIGNING THIS RETIREMENT AGREEMENT (SECOND SIGNING), THE UNDERSIGNED AGREES THAT THE GENERAL RELEASE OF CLAIMS IN SECTION 3 HEREOF ENCOMPASSES ALL CONDUCT DURING THE TRANSITION PERIOD AND THE COMPLETION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.

EXECUTIVE:

Jeffrey Kaczka, an individual

Dated: __________ __, 2015

12